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                          EXHIBIT 12(a)
             WELLS FARGO & COMPANY AND SUBSIDIARIES
       COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                     AND PREFERRED DIVIDENDS

- ------------------------------------------------------------------------------------------------------------------------------------

                                         Quarter
                                          Ended
                                       March 31,
                                           1995                       Year Ended December 31,

                                                   -------------------------------------------------------
(in millions)                                      1994       1993        1992        1991       1990
- ----------------------------------------------------------------------------------------------------------

Earnings, including interest on
   deposits<F1>:
   Income before income tax
     expense                           $  370      $  1,454    $  1,038   $    500    $     54    $  1,196
   Fixed charges                          377         1,214       1,157      1,505       2,504       2,784
                                          ---         -----       -----      -----       -----       -----
                                       $  747      $  2,668    $  2,195   $  2,005    $  2,558    $  3,980
                                          ===         =====       =====      =====       =====       =====

Preferred dividend requirement         $   10      $     43    $     50   $     48    $     19    $     27
Ratio of income before income tax
   expense to net income                 1.59          1.73        1.70       1.77        2.57        1.68
                                         ----          ----        ----       ----        ----        ----
Preferred dividends<F2>                $   16      $     74    $     85   $     85    $     49    $     45
                                           --            --          --         --          --          --
Fixed charges<F1>:
   Interest expense                       360         1,155       1,104      1,454       2,452       2,737
   Estimated interest component of
     net rental expense                    17            59          53         51          52          47
                                           --            --          --         --          --          --
                                          377         1,214       1,157      1,505       2,504       2,784
                                          ---         -----       -----      -----       -----       -----

   Fixed charges and preferred
     dividends                         $  393      $  1,288    $  1,242   $  1,590    $  2,553    $  2,829
                                          ---         =====       =====      =====       =====       =====


Ratio of earnings to fixed charges
   and preferred dividends<F3>           1.90          2.07        1.77       1.26        1.00        1.41
                                         ====          ====        ====       ====        ====        ====


Earnings, excluding interest on
   deposits:
   Income before income tax
     expense                           $  370       $  1,454     $  1,038   $  500      $   54    $  1,196
   Fixed charges                          135            360          294      320         539         839
                                          ---            ---          ---      ---         ---         ---
                                       $  505       $  1,814     $  1,332   $  820      $  593    $  2,035
                                          ===          =====        =====      ===         ===       =====

Preferred dividends<F2>                 $  16       $     74     $     85   $   85      $   49    $     45
                                           --             --           --       --          --          --
Fixed charges:
   Interest expense                       360          1,155        1,104    1,454       2,452       2,737
   Less interest on deposits             (242)          (854)        (863)  (1,185)     (1,965)     (1,945)
   Estimated interest component of
     net rental expense                    17             59           53       51          52          47
                                           --             --           --       --          --          --
                                          135            360          294      320         539         839
                                          ---            ---          ---      ---         ---         ---
   Fixed charges and preferred
     dividends                         $  151       $    434     $    379      405      $  588    $    884
                                          ===            ===          ===      ===         ===         ===
Ratio of earnings to fixed charges       3.34           4.18         3.51     2.02        1.01        2.30
and preferred dividends                  ====           ====         ====     ====        ====        ====


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

<F1> As defined in Item 503(d) of Regulation S-K.
<F2> The preferred dividends were increased to amounts
     representing the pretax earnings that would be required to cover such dividend requirements.
<F3> These computations are included herein in compliance with
     Securities and Exchange Commission regulations. However, management believes that fixed charge ratios are not meaningful measures for the business of the Company because of two factors. First, even if there were no change in net income, the ratios would decline with an increase in the proportion of income which is tax-exempt or, conversely, they would increase with a decrease in the proportion of income which is tax-exempt. Second, even if there were no change in net income, the ratios would decline if interest income and interest expense increase by the same amount due to an increase in the level of interest rates or, conversely, they would increase if interest income and interest expense decrease by the same amount due to a decrease in the level of interest rates.


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